EXHIBIT 21.1

                              LIST OF SUBSIDIARIES





SUBSIDIARY                            STATE OF INCORPORATION   DOES BUSINESS AS
------------------------------------- ------------------------ -----------------

Arch Canada Inc.                      Ontario, Canada
Arch Communications Enterprises LLC   Delaware                 Arch Paging
Arch Communications, Inc.             Delaware
Arch Connecticut Valley, Inc.         Massachusetts            Arch Paging
Arch Paging, Inc.                     Delaware                 Arch Paging
Benbow Investments, Inc.              Delaware